As filed with the Securities and Exchange Commission on September 14, 2022

Registration No. 333-267312

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

Amendment No. 1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

HELBIZ, INC.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

Delaware	7389	84-3015108
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

32 Old Slip, New York, NY 10005

(917) 535-2610

(Address, including zip code, and telephone number,

including area code, of principal executive offices)

Salvatore Palella

Chief Executive Officer

32 Old Slip, New York, NY 10005

(917) 535-2610

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copies to:

William S. Rosenstadt, Esq. Tim Dockery, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue – 3rd Floor New York, New York 10017 (212)-588-0022

 Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

 If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Helbiz, Inc. is filing this Amendment No. 1 to its Registration Statement on Form S-1 (Registration No. 333- 267312) (the “Registration Statement”) as an exhibit-only filing to correct the hyperlink included in Exhibits 23.1 of the Registration Statement filed on September 7, 2022, to indicate that certain of the exhibits included in the Registration Statement filed on September 7, 2022 are now incorporated by reference and to update Item 15 “Recent Sales of Unregistered Securities.” Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The preliminary prospectus is unchanged and has therefore been omitted.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses to be borne by the registrant in connection with the securities being registered hereby.

Securities and Exchange Commission registration fee		$1,234
Accounting fees and expenses		*
Legal fees and expenses		*
Advisory fees		*
Financial printing and miscellaneous expenses		*
Total	$	*

*Estimates not presently known.

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Company. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Company’s Certificate of Incorporation and Bylaws provide for indemnification by the Company of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Company’s Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

The Company maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Company, and (2) to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to any indemnification provision contained in the Company’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws or otherwise as a matter of law.

Item 15. Recent Sales of Unregistered Securities

 On September 13, 2019, in connection with the organization, GVAC issued 1,437,500 shares of common stock of the company to the sponsor, GreenVision Capital Holdings LLC (the “Sponsor”) for an aggregate consideration of $25,000. Subsequently the sponsor requested that an aggregate of 60,000 share be issued in the name of two directors of GVAC (30,000 share each). This issuance was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act as the shares were sold to an accredited investor.

The Sponsor has also received an unsecured promissory note in the principal amount of $411,000 in consideration of a loan to GVAC in the principal amount of $411,000. The issuance of the note was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act as the shares were sold to an accredited investor.

In addition, the Sponsor has acquired 2,100,000 warrants at $1.00 per warrant (for an aggregate purchase price of $2,100,000). This purchase took place on a private placement basis simultaneously with the consummation of the initial public offering. These issuances of the 2,100,000 warrants were made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

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On August 12, 2021, the closing date, GVAC issued (i) an aggregate of 30,000 shares of Class A Common Stock to Lee Stern, a director of GVAC, as compensation for services rendered to GVAC (the “Advisory Shares”), (ii) 10,271,750 shares of Class A Common Stock, 14,225,898 shares of Class B Common Stock and 7,409,701 options to acquire shares of Class A Common Stock in connection with the Business Combination and (iii) 2,650,000 units in connection with the PIPE Investment with each unit consisting of one share of Class A Common Stock and a PIPE Warrant. The securities issued in connection with the Advisory Shares, the Business Combination, and the PIPE Investment were made pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

In August 2021, we issued options to our Chief Executive Officer to acquire 600,000 shares of Class A Common Stock as a performance award pursuant to his Employment Agreement of April 1, 2020. In addition, we issued options to acquire a total of 225,000 shares of Class A Common Stock to our three independent directors as remuneration for their services as directors.

On October 12, 2021, we issued the 2021 Commitment Shares, the First 2021 Convertible Note and the 2021 Warrant. We issued the Second 2021 Convertible Note on October 28, 2021 which was within one day of the date of our filing our October 2021 registration statement with the U.S. Securities and Exchange Commission and the Third 2021 Convertible Note on November 11, 2021 which was within one day of the U.S. Securities and Exchange Commission declaring the October 2021 registration statement effective. These issuances were made (or, in the case of the Second Convertible Note and the Third Convertible Note, were be made) pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

In October 2021, we issued 50,035 shares of Class A Common Stock to four third-party service providers in exchange for services rendered. These issuances were made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

From January through April 2022, we issued 3,149,657 Class A common shares to the Note holder of the $30 million 2021 Convertible notes, who elected to convert approximately $8.9 million of such Convertible notes to common shares. The 3,149,657 Class A common shares, issued to the Convertible Note holder, are covered by an effective registration statement from November 2021, for the resale.

On January 19, 2022, we issued 3,747 Class A common shares to our SEC legal counsel in exchange for professional services rendered.

On April 15, 2022, we issued the 2022 Commitment Shares, the First 2022 Convertible Note and the April 2022 Warrant. We will issue the Second 2022 Convertible Note within one day of the date that this registration statement is filed with the U.S. Securities and Exchange Commission.

On April 27, 2022, we issued 300,601 shares of Class A common stock in exchange for services, primarily legal and marketing, provided by third-parties.

On April 29, 2022, we issued 12,093,633 shares of Class A common stock, and up to 2,100,000 warrants to selling shareholders pursuant to a securities purchase agreement that we entered into on September 16, 2019 with certain of those selling shareholders.

On May 18, 2022, we issued up to 6,650,000 shares of Class A common stock to the Note Holder inclusive of: (i) 150,000 share of Class A common stock of the 2022 Commitment Shares pursuant to the securities purchase agreements that we entered into on April 15, 2022 with the Note Holder, and (ii) the conversion of 6,500,000 shares of Class A common stock under the First 2021 Convertible Note pursuant to the securities purchase agreements that we entered into on October 12, 2021 with the Note Holder.

On June 28, 2022, we issued up to 8,000,000 shares of Class A common stock to the Note Holder upon conversion of the First 2022 Convertible Note and First 2021 Convertible Note pursuant to the securities purchase agreements that we entered into on April 15, 2022, and October 12, 2021, respectfully with the Note Holder.

In June 2022, we issued 6,499,969 Class A common shares to the holder of the 2021 Convertible Notes, who elected to convert approximately $5.5 million of the 2021 Convertible Notes to common shares.

On July 20, 2022, the Company’s majority shareholder and CEO converted $0.2 million of its Promissory Notes into 327,425 of Class A Common Shares, issued on August 1, 2022.

In July 2022, we issued 3,126,704 Class A common shares in connection with the conversion of approximately $1.7 million of Convertible Notes.

On August 1, 2022, we issued 383,509 shares of Class A common stock in exchange for services, primarily legal and marketing, provided by third-parties. These issuances were made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

In August 2022, we issued 14,617,408 Class A common shares to the holder of the 2021 Convertible Notes, who elected to convert approximately $11 million of the 2021 Convertible Notes to common shares.

September 1 to September 14, 2022, we issued 1,355,500 Class A common shares in connection with the conversion of approximately $1,986,629 million of Convertible Notes.

These issuances were made (or, in the case of the Second Convertible will be made) pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

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Item 16. Exhibits

(a)	Exhibits. The following exhibits are included herein or incorporated herein by reference:

The following documents are filed as part of this registration statement:

Exhibit No.	Description
2.1	Merger Agreement and Plan of Reorganization dated February 8, 2021 by and among, Helbiz, Inc., Salvatore Palella as Representative of the Shareholders of the Helbiz, Inc., GreenVision Acquisition Corp. and GreenVision Merger Sub Inc. (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K, filed on February 8, 2021)*
2.2	First Amendment dated April 8, 2021 to Merger Agreement and Plan of Reorganization (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K, filed on April 9, 2021)*
3.1	Amended and Restated Certificate of Incorporation of Helbiz, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on August 13, 2021)*
4.1	Specimen Public Warrant Certificate (incorporated by reference to Exhibit 4.3 to Helbiz’s registration statement on Form S-1 filed on October 21, 2019)*
4.2	Warrant Agreement between Continental Stock Transfer & Trust Company and Helbiz (incorporated by reference to Exhibit 4.5 to Helbiz’s registration statement on Form S-1 filed on October 21, 2019)*
5.1	Opinion of Ortoli Rosenstadt LLP (incorporated by reference to Exhibit 5.1 to Helbiz’s registration statement on Form S-1 filed on September 7, 2022)*
10.1	Form of Subscription Agreement by and among GreenVision Acquisition Corp. and certain institutional and accredited investors (incorporated by reference to Exhibit 10.1 to Helbiz’s current report on Form 8-K filed on March 11, 2021)*
10.2	Form of Registration Rights Agreement, dated as of August 12, 2021, by and among GreenVision Acquisition Corp and certain shareholders of Helbiz Holdings (incorporated by reference to Annex B of the Definitive Proxy Statement filed on July 26, 2021)*
10.3	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.3 to the Registrants Current Report on Form 8-K, filed on August 13, 2021)*
10.4	Form of warrant to PIPE Investors (incorporated by reference to Exhibit 10.2 to Helbiz’s current report on Form 8-K filed on March 11, 2021)*
10.5	GreenVision Acquisition Corp. 2021 Omnibus Incentive Plan (incorporated by reference to Annex D of the Definitive Proxy Statement filed on July 26, 2021)*
10.6	Form of Indemnification Escrow Agreement (incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K, filed on August 13, 2021)*
10.7	Securities Purchase Agreement (the “2021 SPA”) entered into between the Company and the Selling Shareholder, dated October 12, 2021 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on October 18, 2021)*
10.8	Form of Convertible Debenture issued pursuant to the 2021 SPA (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed on October 18, 2021)*
10.9	Form of Warrant issued (the “2021 Warrant”) under the 2021 SPA (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed on October 18, 2021)*
10.10	Registration Rights Agreement, dated October 12, 2021, between the Company and the Selling Shareholder (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K, filed on October 18, 2021)*

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10.11	Employment Agreement of Salvatore Palella, dated April 1, 2020 (incorporated by reference to Exhibit 10.10 to the Registrant’s Registration Statement on Form S-1, filed on October 27, 2021)*
10.12	Employment Agreement of Giulio Profumo, dated March 2, 2020 (incorporated by reference to Exhibit 10.11 to the Registrant’s Registration Statement on Form S-1, filed on October 27, 2021)*
10.13	Securities Purchase Agreement (the “April 2022 SPA”) entered into between the Company and the Selling Shareholder, dated April 15, 2022 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on April 15, 2022)*
10.14	Form of Convertible Debenture issued pursuant to the April 2022 SPA (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed on April 15, 2022)*
10.15	Form of Warrant issued under the April 2022 SPA (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed on April 15, 2022)*
10.16	Amendment to the 2021 Convertible Debentures, dated April 15, 2022 (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K, filed on April 15, 2022)*
10.17	Amendment to the 2021 Warrant, dated April 15, 2022 (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K, filed on April 15, 2022)*
10.18	Amendment to Convertible Debentures, dated May 17, 2022 between the Company and the Selling Shareholder (incorporated by reference to Exhibit 10.18 to the Registration Statement on Form S-1/A, filed on May 18, 2022)
10.19	Securities Purchase Agreement (the “August 9, 2022 SPA”) entered into between the Company and the Selling Shareholder, dated August 9, 2022 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on August 15, 2022)*
10.20	Form of Convertible Debenture issued pursuant to the August 9, 2022 SPA (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed on August 15, 2022)*
10.21	Securities Purchase Agreement (the “August 23, 2022 SPA”) entered into between the Company and the Selling Shareholder, dated August 23, 2022 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on August 24, 2022)*
10.22	Form of Convertible Debenture issued pursuant to the August 23, 2022 SPA (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed on August 24, 2022)*
10.23	Form of Warrant issued under the August 23, 2022 SPA (incorporated by reference to Exhibit 10.3 to the Registrant's Current Report on Form 8-K, filed on August 23, 2022)*
10.24	Second Amendment to the Convertible Debentures, dated August 23, 2022 (incorporated by reference to Exhibit 10.4 to the Registrant's Current Report on Form 8-K, filed on April 15, 2022)*
21.1	List of subsidiaries of Helbiz, Inc. (incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K, filed on April 15, 2022*
23.1	Consent of Ortoli Rosenstadt LLP (included in Exhibit 5.1)
23.2	Consent of Marcum LLP (incorporated by reference to Exhibit 23.2 to Helbiz’s registration statement on Form S-1 filed on September 7, 2022)*
23.3	Consent of Giuseppe Brusa CPA, LLC (incorporated by reference to Exhibit 23.3 to Helbiz’s registration statement on Form S-1 filed on September 7, 2022)*
24.1	Powers of Attorney (included in the signature page to this registration statement)
107	Filing Fee Table (incorporated by reference to Exhibit 107 to Helbiz’s registration statement on Form S-1 filed on September 7, 2022)*

*       Previously filed and incorporated herein by reference

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Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

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(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, NY, on September 14, 2022.

HELBIZ, INC.

By:	/s/ Salvatore Palella
Salvatore Palella
Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Salvatore Palella	Chairman of the Board and Chief Executive Officer	September 14, 2022
Salvatore Palella

/s/ Giulio Profumo	Chief Financial Officer and Director	September 14, 2022
Giulio Profumo	(Principal Financial Officer and Principal Accounting Officer)

/s/ Lee Stern	Director	September 14, 2022
Lee Stern

*	Director
Guy Adami

* Signed by power of attorney

By:	/s/ Giulio Profumo
	Name:	Giulio Profumo
	Title:	Attorney-in-fact
	Date:	September 14, 2022

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